Exhibit (h)(1)

WILDERMUTH ENDOWMENT STRATEGY FUND

Distribution Agreement

THIS AGREEMENT (the “Agreement”), made and entered into this 12th day of December, 2014, by and between Wildermuth Endowment Strategy Fund (the “Trust”), a Delaware statutory trust, and RCS Capital Securities (the “Distributor”), LLC, a limited liability company organized under the laws of the State of Delaware.

RECITALS

(A)   The Trust is a statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, which as of the date of this Agreement consists only of a single undivided investment portfolio, the Wildermuth Endowment Strategy Fund (the “Fund”), but which in the future may consist of separate investment portfolios, or series (each, also “Fund” and collectively, the “Funds”)).

(B)    The Trust is authorized to issue a separate series of shares of beneficial interest (the “Shares”) for each Fund representing a fractional undivided interest in the Fund.

(C)    The Shares have been registered under the Securities Act of 1933, as amended (the “1933 Act”), on Form N-2. The term “Registration Statement,” as used herein, means the Trust’s registration statement under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act on Form N-2, including all prospectuses therein and exhibits thereto, as of the effective date of the most recent post-effective amendment thereto.

(D)    Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(E)    The Distributor is willing to engage in activities intended to promote the sale of Shares of the Fund(s).

(F)    The Distributor, or broker-dealers having selling agreements with the Distributor, provide owners of shares of the Fund(s) with “personal service and/or the maintenance of shareholder accounts” as referenced in NASD Conduct Rule 2830(b)(9) (and having the same meaning given to it in NASD Notices to Members 90-56, 92-41, and 93-12). Nonetheless, the Trust may bear an expense to cover some of the costs of such services in accordance with the terms pursuant to a Shareholder Services Plan and Agreement made as of the date hereof between the Trust, on behalf of the Fund(s), and the Distributor (the “Shareholder Services Agreement”).

NOW THEREFORE, in consideration of the mutual promises and covenants herein, the parties agree as follows:

1.            Services as Distributor

1.1 The Trust hereby appoints Distributor, and Distributor hereby agrees to act, as principal underwriter and serve as distributor of the Shares of the Fund(s) for the period and on the terms set forth in this Agreement. The Trust grants to Distributor exclusive authority to distribute the Shares on a best efforts basis. Distributor agrees to solicit orders for the sale of such Shares and to undertake such advertising and promotion as it believes reasonable in connection with such solicitation. Distributor agrees to offer and sell the Shares at the applicable public offering price as set forth in the Registration Statement.

1.2    In distributing the Shares, Distributor shall comply with all applicable laws, rules, and regulations, including, without limitation, the 1940 Act, 1933 Act and 1934 Act, and all rules and regulations adopted thereunder, as well as all rules of FINRA.

1.3   Distributor agrees to devote reasonable time and effort to solicit sales of the Shares, but will not be obligated to sell any specific number of Shares. The services of Distributor to the Trust under this Agreement are not exclusive, and nothing contained herein shall prevent Distributor from serving as distributor of securities of other issuers, including shares of other investment companies, as long as such service to such other issuers does not impair Distributor’s obligations under this Agreement.

1.4    Distributor shall, at its own expense, finance such activities as it considers reasonable and which are primarily intended to result in the sale of Shares, including, but not limited to, advertising, compensation of other underwriters, broker-dealers and sales personnel, printing and mailing prospectuses to prospective investors in the Fund, and printing and mailing of sales literature to prospective investors in the Fund. Likewise, Distributor shall, at its own expense, finance such activities as it considers reasonable that are intended to provide services to investors in the Fund. Distributor shall be responsible for reviewing and providing advice on all sales literature (e.g., advertisements, brochures and shareholder communications, etc.) for the Fund, and shall file with FINRA or other appropriate regulators all such materials as are required to be filed under applicable laws and regulations. In addition, Distributor shall provide sufficient personnel, during normal business hours, reasonably necessary to respond to telephone inquiries regarding the Fund(s). Except as provided in pursuant to the Shareholder Services Agreement, the Trust will not compensate Distributor for Distributor’s services under this Agreement.

1.5    Consistent with the foregoing, Distributor may retain any “front-end” sales charge imposed in the future on a class of Shares (and re-allow a portion thereof) or any contingent deferred sales charge imposed on the redemption of fund shares subject to any waivers or reductions of such sales charges as specified in the Registration Statement.

1.6    Distributor agrees to promptly advise the Fund’s transfer agent, or any other agent designated in writing by the Trust, of all purchase orders for Shares. Distributor agrees to pay, or arrange payment, for Shares, and to promptly deliver such payment, along with appropriate instructions, to the Trust or its transfer agent. Whenever in their judgment such action is warranted by unusual market, economic or, political, conditions, the Trust’s officers may decline to accept any orders for, or make any sales of Shares until such time as such officers consider it advisable for the Trust to accept such orders and make such sales. The Trust agrees to promptly advise Distributor of its determination to recommence offers and sales of Shares. The Trust’s transfer agent shall record Share transactions in “book-entry” form and maintain such records.

1.7    Distributor agrees that it is a principal underwriter for the Fund as identified in Rule 38a-1 under the 1940 Act and will provide to the Trust the information required of it under the Rule.

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1.8    Distributor represents and warrants that it: (a) has adopted an anti-money laundering compliance program that satisfies the requirements of all applicable laws and regulations, (b) will notify the Trust promptly if an inspection by the appropriate regulatory authorities or an internal examination or audit identifies any material deficiency in this program, and (c) will promptly remedy any such deficiency.

1.9    The Trust agrees, at its own expense, to execute any and all documents, furnish any and all information, and to take any other actions, that may be reasonably necessary in connection with registering the Shares under the 1933 Act to the extent necessary to have available for sale the number of Shares as may reasonably be expected to be purchased. The Trust will bear all costs and expenses, including fees and disbursements of its counsel and independent accountants, in connection with the preparation and filing of the Registration Statement (including prospectuses contained therein) under the 1933 Act and the 1940 Act.

1.10   The Trust represents and warrants to Distributor that all Shares of the Fund are or will be properly registered in the states as required by applicable state laws.

1.11    The Trust shall furnish Distributor such information about the Trust and the Fund(s) as Distributor may reasonably request from time to time, , all of which information must be signed by one or more of the Trust’s duly authorized officers; and the Trust warrants that the statements contained in any such information, when so signed by the Trust’s officers, will be true and correct.

The Trust authorizes Distributor to use any current prospectuses contained in the Registration Statement in the forms furnished from time to time to Distributor, and agrees to furnish such quantities of prospectuses as Distributor may reasonably request.

Neither Distributor nor any other person is authorized by the Trust to give any information or to make any representations, other than those contained in the Registration Statement or in any sales literature approved by the Trust.

1.12   The Trust represents that the Registration Statement has been prepared in conformity with the requirements of the 1933 Act, 1940 Act and the respective rules and regulations thereunder, including Form N-2. The Trust represents and warrants that: (a) the Registration Statement contains all statements required to be made therein in conformity with the 1933 Act, 1940 Act and rules thereunder, and (b) all statements of fact contained in the Registration Statement are true and correct in all material respects and do not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. To the extent it believes necessary or advisable, the Trust may propose to file from time to time such amendment or amendments to the Registration Statement and such supplement or supplements to prospectuses therein. In the event that Distributor makes a reasonable written request to the Trust to amend the Registration Statement or supplement a prospectus and the Trust does not (or cannot) comply with such request within 15 business days, then Distributor may terminate this Agreement in accordance with the requirements of Section 7 of this Agreement or decline to make offers of Shares until the requested amendment(s) or supplements are prepared and become effective. The Trust will make every reasonable effort to notify Distributor reasonably far in advance of making any amendment to the Registration Statement or supplementing any prospectus contained therein.

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1.13    No Shares may be offered by Distributor under any of the provisions of this Agreement, and no orders for the purchase or sale of Shares pursuant to this Agreement will be accepted by the Trust, if and so long as the effectiveness of the Registration Statement is suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the U.S. Securities and Exchange Commission (“SEC”). Notwithstanding the foregoing, Distributor may continue to offer Shares until it has been notified in writing of the occurrence of any of the foregoing events.

1.14    The rights given under this agreement to Distributor shall not apply to: (i) Shares issued in connection with the merger, consideration or reorganization of any other investment company or series or class thereof with the Fund or class thereof; (ii) the Trust’s acquisition by purchase or otherwise of all or substantially all of the assets or stock of any other investment company or series or class thereof; (iii) the reinvestment in Shares by a Fund’s shareholders of dividends or other distributions; or (iv) any other offering by a Fund of securities to its shareholders (collectively “exempt transactions’).

1.15    Notwithstanding the foregoing, Distributor is and may in the future distribute shares of other investment companies including investment companies having investment objectives similar to those of a Fund. The Fund further understands that existing and future investors in the Fund may invest in shares of such other investment companies. The Fund agrees that the services that Distributor provides to such other investment companies shall not be deemed in conflict with its duties to the Fund under this Agreement.

2. Offering of Shares

2.1    Distributor shall have the right to purchase from the Trust such number of Shares as are necessary to fill unconditional orders for Shares of a Fund placed with Distributor by investors or selected dealers or selected agents (each as defined in Section 3 hereof) acting as agent for their customers’ or on their own behalf. Alternatively, Distributor may act as the Trust’s agent, to offer and to solicit offers to subscribe to, Shares of a Fund.

2.2    The price that Distributor shall pay for Shares purchased from the Funds shall be the net asset value per share of the Fund, as determined on each business day in accordance with the method set forth in the Registration Statement and any guidelines established by the Board (“NAV”) used in determining the offering price on which the orders are based. Shares purchased by investors through the Distributor or any selected dealer or selected agents shall be subject to the applicable sales loads and dealer reallowances, as set forth in the Registration Statement. A Fund will advise Distributor of NAV(s) each time that it is determined by the Fund, or its designated agent, and at such other times as Distributor may reasonably request.

2.3.    Distributor will promptly forward all orders and subscriptions for Shares to the Trust or its designated agent. All orders and all subscriptions shall be directed to the Trust for acceptance and shall not be binding until accepted by the Trust. Any order or subscription may be rejected by the Trust; provided, however, that a Fund will not arbitrarily or without reasonable cause refuse to accept or confirm orders or subscriptions for the purchase of Shares. The Trust or its designated agent will confirm orders and subscriptions upon their receipt, will make appropriate book entries and, upon receipt by the Trust or its designated agent of payment therefore, will issue such Shares in uncertificated form pursuant to the instructions of Distributor. Distributor agrees to cause such payment and such instructions to be delivered promptly to the Trust or its designated agent.

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2.4    The Trust reserves the right to suspend the offering of Shares of a Fund at any time in the absolute discretion of the Board, and upon notice of such suspension, Distributor shall cease to offer Shares.

3.              Selected Dealer and Selected Agent Agreements

Distributor shall have the right to enter into selected dealer agreements with securities dealers of its choice (“selected dealers”) and selected agent agreements with depository institutions and other financial intermediaries of its choice (“selected agents”) for the sale of Shares; provided, that the Company shall approve the forms of agreements with selected dealers or selected agents and shall review the compensation set forth therein. A form selling agreement for the Trust is attached hereto. Selected dealers and selected agents shall resell Shares of a Fund at the public offering price(s) set forth in the Prospectus relating to the Shares. Distributor shall offer and sell Shares of the Funds only to selected dealers that are members in good standing of FINRA.

4.              Repurchase of Shares by the Company

 The Trust agrees to repurchase the shares so tendered for repurchase in accordance with, and subject to the limitation on, its obligations as set forth in the Registration Statement relating to the Shares.

5.              Indemnification

5.1    The Trust agrees promptly to notify Distributor of the commencement of any litigation or proceedings against the Trust or any of its officers or trustees in connection with the issuance and sale of any Shares.

5.2    The Trust authorizes Distributor and any selected dealers with whom Distributor has entered into dealer agreements to use the latest Prospectus in the form furnished by the Trust in connection with the sale of Shares. The Trust agrees to indemnify and hold Distributor, its several officers and directors, and any person who controls Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending those claims, demands or liabilities and any counsel fees incurred in connection with them) that Distributor, its officers and directors, or the controlling person may incur under the 1933 Act or under common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Registration Statement (including any prospectus therein) or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in the Registration Statement (or in a prospectus) or necessary to make the statements in either not misleading; provided, however, that the Trust’s agreement to indemnify Distributor, its officers and directors, and the controlling person will not be deemed to cover any claims, demands, liabilities or expenses arising out of any untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement (or a prospectus) made in reliance upon and in conformity with written information furnished to the Trust by Distributor specifically for use in the preparation of the Registration Statement.

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5.3    The Trust’s agreement to indemnify Distributor, its officers and directors, and any controlling person, described in section 5.2 above, is expressly conditioned upon the Trust being notified of any action brought against Distributor, its officers or directors, or any controlling person, such notification to be given by letter or by electronic mail addressed to the Trust at its principal office within ten days after the summons or other first legal process is served. The failure to notify the Trust in this manner of any such action will relieve the Trust from any liability that the Trust may have to the person against whom the action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Trust’s indemnity agreement contained in this Section 5.

5.4    The Trust will be entitled to assume the defense of any suit brought to enforce any claim, demand or liability contemplated by this Section 5, but, in such case, the defense will be conducted by counsel of good standing chosen by the Trust and approved by Distributor (who will not, except with the consent of Distributor, be counsel to the Trust). In the event the Trust elects to assume the defense of any such suit and retain counsel of good standing approved by Distributor, the defendant or defendants in the suit will bear the fees and expenses of any additional counsel retained by any of them; but in case the Trust does not elect to assume the defense of any such suit, or in case Distributor does not approve of counsel chosen by the Trust, the Trust will reimburse Distributor, its officers and directors, or the controlling person or persons named as defendant or defendants in the suit, for the fees and expenses of any counsel retained by Distributor or them.

5.5    The Trust’s indemnification agreement contained in this Section 5 and the Trust’s representations and warranties in this Agreement will remain operative and in full force and effect regardless of any investigation made by or on behalf of Distributor, its officers and directors, or any controlling person, and will survive the termination of this Agreement. The Trust’s agreement of indemnity will inure exclusively to Distributor’s benefit, to the benefit of its several officers and directors, and their respective estates, and to the benefit of any controlling persons and their successors, except that the Trust will not be obligated to indemnify any entity or person pursuant to this Section 5 against any liability to which Distributor, its officers and directors, or any controlling person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in performance of, or reckless disregard of, the obligations and duties set forth in this Agreement.

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5.6    Distributor agrees to indemnify and hold the Trust, its several officers and trustees, and any person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending those claims, demands or liabilities and any counsel fees incurred in connection with them) that the Trust, its officers or trustees, or the controlling person, may incur under the 1933 Act, or under common law or otherwise, but only to the extent that the liability or expense incurred by the Trust, its officers or trustees, or the controlling person resulting from the claims or demands arise out of or are based upon any untrue, or alleged untrue statement of a material fact contained in information furnished in writing by Distributor to the Trust specifically for use in the Registration Statement and used in the Trust’s answers to any of the items of the Registration Statement (or in the prospectuses contained therein), or arise out of or are based upon any omission, or alleged omission, to state a material fact in connection with the information furnished in writing by Distributor to the Trust and required to be stated in the answers or necessary to make the information not misleading.

5.7    Distributor’s agreement to indemnify the Trust, its officers and trustees, and any controlling person under this Section 5 is expressly conditioned upon Distributor being notified of any action brought against the Trust, its officers or trustees, or any controlling person, such notification to be given by letter or electronic mail addressed to Distributor at its principal office in New York City and sent to Distributor by the person against whom the action is brought, within ten days after the summons or other first legal process is served. The failure to notify Distributor of any such action will not relieve Distributor from any liability that Distributor may have to the Trust, its officers or trustees, or to the controlling person otherwise than on account of Distributor’s indemnity agreement contained in this Section 5.

5.8    Distributor will have the right to control the defense of any action contemplated by this Section 5, with counsel of its own choosing, satisfactory to the Trust, unless the action referred to in Section 5.7 is not based solely upon an alleged misstatement or omission on Distributor’s part. In such event, the Trust, its officers or trustees or the controlling person will each have the right to participate in the defense or preparation of the defense of the action.

5.9    The Distributor’s indemnification agreement contained in this Section 5 and the Distributor’s representations and warranties in this Agreement will remain operative and in full force and effect regardless of any investigation made by or on behalf of Trust, its officers and trustees, or any controlling person, and will survive the termination of this Agreement. Distributor will not be obligated to indemnify any entity or person pursuant to this Section 5 against any liability to which the Trust, its officers and trustees, or any controlling person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in performance of, or reckless disregard of, the obligations and duties set forth in this Agreement.

5.10    The Trust agrees to advise Distributor immediately in writing:

•	of any request by the SEC for amendments to the Registration Statement (or a prospectus) or any additional information regarding the Trust or a Fund,

•	of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceeding for that purpose,

•	of the happening of any event that makes untrue any statement of a material fact made in the Registration Statement (or in a prospectus) or that requires the making of any change in the Registration Statement (or prospectus) in order to make the statements therein not misleading, and

•	of all actions of the SEC with respect to any amendments to the Registration Statement (or a prospectus) that may from time to time be filed with the SEC.

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6.             Amendment

This Agreement may be amended by the parties only if the amendment is specifically approved by: (a) the Board of Trustees of the Trust, or by the vote of a majority of outstanding voting Shares of the Fund, and (b) a majority of those trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party cast in person at a meeting called for the purpose of voting on the approval.

7.             Term

This Agreement will become effective as of the effective date of the Registration Statement and have an initial term of two years. Thereafter, this Agreement will continue automatically for successive annual periods, as long as its continuance is specifically approved at least annually: (a) by the Board of Trustees of the Trust, or (b) by a vote of a majority (as defined in the 1940 Act) of the Fund’s outstanding voting Shares, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party by vote cast in person at a meeting called for the purpose of voting on the approval. This Agreement is terminable without penalty: (a) on not less than 60 days’ notice (i) by action of the trustees who are not interested persons (as defined in the 1940 Act) of the Trust, or (ii) by the vote of holders of a majority of the Shares, or (b) upon not less than 60 days’ written notice by Distributor. Distributor agrees to notify the Trust immediately upon the event of Distributor’s expulsion or suspension by FINRA. This Agreement will automatically and immediately terminate in the event of Distributor's expulsion or suspension by FINRA.

8.            Miscellaneous

8.1   Assignment. This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act) by either party.

8.2   Intended Beneficiaries. No provision of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. The Agreement is intended for the exclusive benefit of the parties hereto.

8.3   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

8.4   Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the state of New York, without reference to the conflict of laws principles thereof.

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8.5   Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WILDERMUTH ENDOWMENT STRATEGY FUND	REALTY CAPITAL SECURITIES, LLC

By: Daniel Wildermuth	By: /s/ Louisa Quarto
Name: Daniel Wildermuth	Name: Louisa Quarto
Title: President	Title: President

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Schedule A

A-1

Schedule B

B-1